Tel: 214-969-7007
Fax: 214-953-0722
www.bdo.com

600 North Pearl, Suite 1700
Dallas, TX 75201

December 20, 2023

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 20, 2023, to be filed by our former client, MDB Capital Holdings, LLC. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO USA